                                                     S&C Draft of March 15, 2001

                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 13

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 March 15, 2001
                              --------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                 13D

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)                (a) [x]
    As to a group consisting of persons other than Covered Persons       (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) OR 2(e) (Applies to each person listed on Appendix A.)              [ ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                  7.  SOLE VOTING POWER (See Item 6)
     NUMBER OF       As to Covered Shares, 0
      SHARES         As to Uncovered Shares, as stated in Appendix A
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     8. SHARED VOTING POWER (See Item 6) (Applies to each
     REPORTING       person listed on Appendix A.)
      PERSON         261,227,403 Covered Shares held by Covered Persons
       WITH          10,066 Uncovered Shares held by Covered Persons(3)
                     1,949,791 Other Uncovered Shares held by Covered Persons(4)
                     9,487,710 shares held by KAA(5)
                     14,743,610 shares held by SBCM(5)
                  --------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER (See Item 6)
                      As to Covered Shares, less than 1%
                      As to Uncovered Shares, as stated in Appendix A
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER (See Item 6):
                      As to Covered Shares, 0
                      As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 263,187,260(6)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                       [x](6)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                54.68%(6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------
(1) For a definition of this term, please see Item 2.
(2) For a definition of this term, please see Item 3.
(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.
(4) These are Uncovered Shares held by 98 private charitable foundations established by 98 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.
(6) Excludes 9,487,710 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                   APPENDIX A

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
Kazutaka P. Arai                        North Korea/          0             0             0               0
                                        South Korea
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Stephen D. Balsamo                                           100            0            100              0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0            200            0              200
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
Sholom Bryski                                                 0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         488            0            488              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Liam Connell                                                  0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Eric J. Coutts                              UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Michael B. Dubno                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0
Edward C. Forst                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0             0             0               0
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0             2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
David J. Greenwald                                            0             0             0               0

----------
(7) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael Grindfors                         Sweden              0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0             1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0

----------
(8) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                      0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Craig A. Kloner                                               0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                                0            15(9)          0              15(9)
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Lawrence Kutscher                                             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H.M. Leet                                             0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G.L'Heureux                                           0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0

----------
(9) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
C. Richard Lucy                                               0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G.C. Mallinson                        UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G.R. Manby                          UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0            60               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             12             0            12               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Lynn M. McCormick                                             0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0            215            0              215
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Jennifer Moses                                                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0             43              0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            237            0            237              0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0             22              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Gregory K. Palm                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            284            0            284              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Philippines            0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Stuart R. Rubenstein                                          0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          10             0            10               0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             205            0            205              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900           0             1,900
Patrick P. Scire                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0             0             0               0
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
Darren S. Thompson                                            0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia           554            0            554              0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                         40           150(10)        40             150(10)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0

----------
(10) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                              0             0             0               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan             11             0             11              0
Anne Yang                                                     0             0             0               0
Xiang-Dong Yang                         China (PRC)           0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Jeffrey J. Zajkowski                                          0             0             0               0
Michael J. Zamkow                                             0            10(11)         0              10(11)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

----------
(11) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
------------------------------       ----------------     ---------     ---------    -----------     -----------

Shares held by 98 private                   N/A               0         1,949,791         0         1,949,791
charitable foundations established
by 98 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(12)

----------
(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
TRUSTS
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 Danny O. Yee Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 Douglas W. Kimmelman
  Grantor Retained Annuity Trust                                 0             0             0              0
2000 Girish V. Reddy Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 James M. Sheridan Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 John A. Thain Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 Kipp M. Nelson Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 Mary Ann Casati Grantor
  Retained Annuity Trust                                         0             0             0              0
2000 Michael E. Novogratz
  Grantor Retained Annuity Trust                                 0             0             0              0
2000 Scott S. Prince Grantor
  Retained Annuity Trust                                         0             0             0              0
The Abby Joseph Cohen 2000
  Annuity Trust I                                                0             0             0              0
The Abby Joseph Cohen 2000
  Family Trust                                                   0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000
  Trust                                                          0             0             0              0
The Alexander I. Berlinski 2000
  Trust                                                          0             0             0              0
The Alexander Litzenberger 2000
  Grantor Retained Annuity Trust                                 0             0             0              0
The Alexander Litzenberger
  Remainder Trust                                                0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000
  Trust                                                          0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium
  Trust                                                          0             0             0              0
The Andrew M Alper 2000
  Annuity Trust I                                                0             0             0              0
The Andrew M. Gordon 2000                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
  Family Trust
Ann F. Kaplan Two Year Trust
  Dated June 2000                                                0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000
  Trust                                                          0             0             0              0
The Anthony D. Lauto 2000
  Annuity Trust I                                                0             0             0              0
The Anthony D. Lauto 2000
  Family Trust                                                   0             0             0              0
The Arthur J. Reimers, III
  Defective Trust 2000                     Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
  Retained Annuity Trust 2000              Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity
  Trust I                                                        0             0             0              0
The Avi M. Nash 2000 Family
  Trust                                                          0             0             0              0
The Bari Marissa Schwartz 2000
  Trust                                                          0             0             0              0
Barry A. Kaplan 2000 Family
  Trust                                                          0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000
  Annuity Trust I                                                0             0             0              0
The Barry L. Zubrow 2000 Family
  Trust                                                          0             0             0              0
The Benjamin H. Sherlund 2000
  Trust                                                          0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradley Abelow Family 2000
  Trust                                                          0             0             0              0
The Caceres Novogratz Family
  Trust                                                          0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000
  Annuity Trust I                                                0             0             0              0
The Christopher A. Cole 2000
  Family Trust                                                   0             0             0              0
The Christopher K. Norton 2000
  Family Trust                                                   0             0             0              0
The Christopher Palmisano 2000
  Grantor Retained Annuity Trust                                 0             0             0              0
The Christopher Palmisano
  Remainder Trust                                                0             0             0              0
The Christopher Ryan Tortora
  2000 Trust                                                     0             0             0              0
The Cody J Smith 2000 Annuity
  Trust I                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
The Cody J Smith 2000 Family
  Trust                                                          0             0             0              0
The Connie K. Duckworth 2000
  Annuity Trust I                                                0             0             0              0
The Connie K. Duckworth 2000
  Family Trust                                                   0             0             0              0
The Constance A. Haydock 2000
  Trust                                                          0             0             0              0
The Daniel Alexander Schwartz
  2000 Trust                                                     0             0             0              0
The Daniel M. Neidich 2000
  Annuity Trust I                                                0             0             0              0
The Daniel W. Stanton 2000
  Annuity Trust I                                                0             0             0              0
The Daniel W. Stanton, II 2000
  Trust                                                          0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity
  Trust DTD as of 6/16/2000                Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
  Trust I                                                        0             0             0              0
The David B. Heller 2000 Family
  Trust                                                          0             0             0              0
The David G. Lambert 2000
  Annuity Trust I                                                0             0             0              0
The David G. Lambert 2000
  Family Trust                                                   0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                            0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0

Eff Warren Martin 2000 Childrens Trust      California           0             0             0              0
Eff Warren Martin 2000 Grantor              California           0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
    Retained Annuity Trust
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0

The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity                                 0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
    Trust I
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John R. Tormondsen 2000                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
    Annuity Trust I
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000
    Trust                                                        0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000                                   0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
    Family Trust
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Nina B. Haydock 2000 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                            0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------      ----------------    ---------     ---------    -----------    -----------
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. O Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O Shea 2000 Family Trust                           0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                            0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0

The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Terence M. O Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O Toole 2000 Family
    Trust                                                        0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                      0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                            0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                Delaware            0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                           ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                            (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                   UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------------------   ----------------    ---------     ---------    -----------    -----------
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0
Daniel G. Brennan Family Limited
    Partnership                              Illinois            0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

CORPORATIONS
Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Ltd                          Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 13 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 13 is being filed primarily because, as described under Item 4 below, certain Covered Persons (as defined below) have indicated their intent to sell up to an aggregate of 9,026,437 Covered Shares in the Rule 144 Program (as defined below) during the fiscal quarter ending May 25, 2001.

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership or corporation created by or for an Individual Covered Person solely for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (v) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vi) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of SLK. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 9,026,437 shares for all Covered Persons). It is currently anticipated that these sales will commence during the week of March 19, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (a "Member Agreement"), between such SLK Covered Person and GS Inc. The form of Member Agreement is filed as an Exhibit to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a

Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull and the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK. Under these restrictions, each such PMD, Hull Covered Person and SLK Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 9,026,437 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 25, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisition of SLK, each SLK Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits

      Exhibit                     Description
      -------     --------------------------------------------------------------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Exhibit                     Description
      -------     --------------------------------------------------------------

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

         X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      Exhibit                     Description
      -------     --------------------------------------------------------------

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

                                                                                   CONVICTIONS OR           BENEFICIAL
                                                                                   VIOLATIONS OF         OWNERSHIP OF THE
                                                                                  FEDERAL OR STATE       COMMON STOCK OF
                                                                                  LAWS WITHIN THE           THE GOLDMAN
            NAME         CITIZENSHIP   BUSINESS ADDRESS     PRESENT EMPLOYMENT    LAST FIVE YEARS        SACHS GROUP, INC.
----------------------   -----------   -------------------  -------------------   ----------------   -------------------------
Steven M. Bunson             USA       85 Broad Street      Managing Director,          None         Covered Person, so
                                       New York, NY         The Goldman                              ownership is as set forth
                                       10004                Sachs Group, Inc.                        in or incorporated into
                                                                                                     Item 5 above.

Russell E. Makowsky          USA       85 Broad Street      Managing Director,          None         Covered Person, so
                                       New York, NY         The Goldman Sachs                        ownership is as set forth
                                       10004                Group, Inc.                              in or incorporated into
                                                                                                     Item 5 above.

Michael H. Richardson        UK        26 New Street,       Partner,                    None         None
                                       St. Helier, Jersey,  Bedell Cristin
                                       JE4 3RA

John D. Amaral               UK        Victoria Hall        Vice President/             None         None
                                       11 Victoria St.      Account Manager,
                                       Hamilton HM11        J&H Marsh &
                                       Bermuda              McLennan

Marguerite R. Gorman         USA       120 Broadway         Vice President,             None         None
                                       New York, NY         Spear, Leeds &
                                       10271                Kellogg, L.P.

Richard D. Spurling          UK        41 Cedar Avenue      Partner, Appleby,           None         None
                                       Hamilton HM12        Spurling & Kempe
                                       Bermuda

                                                                         ANNEX B



ITEMS 2(D) AND 2(E).       INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

COVERED PERSON                         NUMBER OF SHARES
--------------                         ----------------
Bradley I. Abelow                         23,808
Paul M. Achleitner                        50,000
Jonathan R. Aisbitt                      124,123
Armen A. Avanessians                      60,000
David Baum                                24,222
Frank A. Bednarz                           1,509
Ron E. Beller                             51,131
Peter L. Briger, Jr.                      54,120
Richard J. Bronks                         26,418
Lawrence R. Buchalter                     40,000
Michael J. Carr                           31,210
Christopher J. Carrera                    26,156
Mary Ann Casati                           11,000
Zachariah Cobrinik                        41,891
Gary D. Cohn                              45,000
Christopher A. Cole                       15,000
William Connell                            3,169
Carlos A. Cordeiro                        81,671
Henry Cornell                             82,307
E. Gerald Corrigan                        25,000
Frank L. Coulson, Jr.                    101,497
Randolph L. Cowen                         25,000
Timothy D. Dattels                        49,615
Gavyn Davies                              50,000
David A. Dechman                          25,419
Joseph Della Rosa                         50,000
Alexander C. Dibelius                      8,250
John O. Downing                           70,000
Connie K. Duckworth                       66,178
C. Steven Duncker                         25,000
Glenn P. Earle                            48,337
Paul S. Efron                             26,119
Aubrey Ellis, Jr.                          2,000
Pieter Maarten Feenstra                   27,557
Lawton W. Fitt                            60,000
David B. Ford                            102,344
Edward C. Forst                           10,000
Christopher G. French                     17,554
Richard A. Friedman                      149,183
Peter C. Gerhard                          79,252
Joseph H. Gleberman                       95,804
Jacob D. Goldfield                        84,656
Amy O. Goodfriend                         29,732
Andrew M. Gordon                           6,000
Geoffrey T. Grant                         44,819
Eric P. Grubman                           53,955
Joseph D. Gutman                          10,000
Robert S. Harrison                        30,000
Thomas J. Healey                          58,869
David B. Heller                           15,000
Mary C. Henry                             48,730

COVERED PERSON                         NUMBER OF SHARES
--------------                         ----------------
M. Roch Hillenbrand                       15,000
Jacquelyn M. Hoffman-Zehner               38,139
Robert J. Hurst                           20,000
Francis J. Ingrassia                      57,834
Timothy J. Ingrassia                      28,709
Reuben Jeffery III                        98,469
Chansoo Joung                             20,000
Ann F. Kaplan                             85,519
Barry A. Kaplan                           36,462
Robert J. Katz                           100,000
Douglas W. Kimmelman                       7,000
Bradford C. Koenig                        52,961
Jonathan L. Kolatch                       57,682
David G. Lambert                          36,474
Thomas D. Lasersohn                       26,426
Anthony D. Lauto                          26,046
Matthew G. L'Heureux                      20,000
Lawrence H. Linden                        85,203
Robert Litterman                          52,910
Robert H. Litzenberger                    16,009
Jonathan M. Lopatin                       44,690
Michael R. Lynch                         100,000
Arthur S. Margulis, Jr.                   15,000
Ronald G. Marks                           44,351
Eff W. Martin                            105,771
John P. McNulty                          140,781
E. Scott Mead                             25,000
Masanori Mochida                         125,073
Karsten N. Moller                         50,149
Thomas K. Montag                          41,613
Robert B. Morris III                      95,036
R. Scott Morris                            2,000
Sharmin Mossavar-Rahmani                  60,000
Edward A. Mule                            65,000
Thomas S. Murphy, Jr.                     13,855
Philip D. Murphy                          20,000
Avi M. Nash                               16,550
Daniel M. Neidich                        108,371
Kipp M. Nelson                            51,631
Michael E. Novogratz                      23,480
Terence J. O'Neill                        87,068
Timothy J. O'Neill                       102,546
Donald C. Opatrny, Jr.                    75,000
Robert J. O'Shea                          81,739
Greg M. Ostroff                           18,713
Terence M. O'Toole                        80,000
Robert J. Pace                            19,445
Scott M. Pinkus                           84,989
Timothy C. Plaut                          57,739
John J. Powers                            50,000
Michael A. Price                          25,858
Scott Prince                              21,835
Stephen D. Quinn                          50,000
Michael G. Rantz                          50,366
Girish V. Reddy                           24,488
James P. Riley, Jr.                       92,244
Simon M. Robertson                        50,000
J. David Rogers                           99,980

COVERED PERSON                         NUMBER OF SHARES
--------------                         ----------------
Emmanuel Roman                            26,808
Ralph Rosenberg                           20,058
Stuart M. Rothenberg                      30,000
Michael S. Rubinoff                       25,789
Richard M. Ruzika                         25,358
Jeri Lynn Ryan                            14,841
John C. Ryan                              29,000
Michael D. Ryan                           15,000
Richard A. Sapp                          100,000
Joseph Sassoon                            82,996
Tsutomu Sato                              33,036
Muneer A. Satter                          45,920
Jonathan S. Savitz                        15,152
Peter Savitz                              41,949
Howard B. Schiller                        29,600
Eric S. Schwartz                          89,799
Charles B. Seelig, Jr.                    50,000
Steven M. Shafran                         38,055
James M. Sheridan                         30,000
Richard G. Sherlund                       59,322
Michael S. Sherwood                       18,300
Dinakar Singh                             25,982
Christian J. Siva-Jothy                   25,922
Cody J Smith                              59,500
Jonathan S. Sobel                         25,753
Marc A. Spilker                           47,356
Daniel W. Stanton                         50,000
Esta E. Stecher                           59,887
Cathrine S. Steck                         12,000
Fredric E. Steck                          10,000
Robert K. Steel                          150,000
Gene T. Sykes                             50,000
Mark R. Tercek                            42,706
Donald F. Textor                          54,122
John R. Tormondsen                        39,000
Leslie C. Tortora                         98,630
John L. Townsend III                      50,000
Byron D. Trott                            27,500
Thomas E. Tuft                            50,000
John E. Urban                             25,763
Lee G. Vance                              61,300
David A. Viniar                          100,000
George H. Walker IV                       23,902
Patrick J. Ward                          157,399
George W. Wellde, Jr.                     50,000
Anthony G. Williams                       90,457
Gary W. Williams                          75,000
Steven J. Wisch                            5,000
Richard E. Witten                        107,358
Tracy R. Wolstencroft                     50,000
Yasuyo Yamazaki                           30,729
Danny O. Yee                              55,630
Michael J. Zamkow                         63,092
Gregory H. Zehner                         39,388

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

COVERED PERSON                         NUMBER OF SHARES
--------------                         ----------------
Joseph R. Zimmel                         117,491
Barry L. Zubrow                           50,000
Mark A. Zurack                            47,364

TRUSTS
------
The Guapulo Trust                          1,874
The Unicorn Trust                        113,044

PARTNERSHIPS
------------
Daniel G. Brennan Family Limited
Partnership                                8,049
The Rizner Family Limited
Partnership                               12,312

CORPORATIONS
------------
Guapulo Holdings Ltd.                     55,662
HJS2 Limited                              10,000
Majix Limited                             15,000
M.B. Turnbull Pty, Limited                27,764
Melalula Limited                          99,381
RJG Holding Company                       34,609
Robinelli Limited                         25,000
Vyrona Holdings Limited                  109,254

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of shares of Common Stock* were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock
Exchange:

  COVERED PERSON             TRADE DATE         NUMBER OF SHARES    PRICE PER SHARE
  --------------             ----------         ----------------    ---------------
  Howard B. Schiller       January 19, 2001          2,500              $109.20
  Lee G. Vance             January 22, 2001            650               110.94
  John O. Downing          January 22, 2001          5,000               114.13
  John O. Downing          January 23, 2001          9,247               115.01
  David J. Mastrocola      January 24, 2001            550               118.19
  Michael G. Rantz         January 24, 2001         13,429               117.26
  Lee G. Vance             January 25, 2001          5,000               116.15
  Lee G. Vance             January 26, 2001          5,000               113.00
  Lee G. Vance             January 29, 2001          5,000               114.50
  Kevin W. Kennedy         January 30, 2001            390               116.90
  Lee G. Vance             January 30, 2001          5,000               116.00
  Lee G. Vance             January 31, 2001          5,000               118.62
  Danny O. Yee             January 31, 2001          4,000               118.62
  Lee G. Vance             February 1, 2001          5,000               116.85
  Lee G. Vance             February 2, 2001          5,000               117.60
  Lee G. Vance             February 5, 2001          5,000               113.50
  Peter D. Kiernan III     February 5, 2001          1,000               112.70
  Lee G. Vance             February 6, 2001          5,000               111.50
  Lee G. Vance             February 7, 2001          5,000               109.40
  Lee G. Vance             February 8, 2001          5,000               105.70
  Lee G. Vance             February 9, 2001          5,000               105.10
  Lee G. Vance             February 12, 2001         5,000               105.50
  Lee G. Vance             February 13, 2001         5,000               107.10
  Lee G. Vance             February 14, 2001         5,000               104.62
  Lee G. Vance             February 15, 2001         5,000               106.00
  Lee G. Vance             February 16, 2001         5,000               103.97

RULE 144 PROGRAM

Commencing on January 19, 2001, the Covered Persons listed in Table I below sold an aggregate of 3,956,251 Covered Shares under the Rule 144 Program referred to in Item 4 above through February 9, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day** and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

----------
* These sales were made by private charitable foundations established by the Covered Persons listed below.

** For rounding purposes, the number of shares sold by a Covered Person on some
   Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

Table I

                                                                      SHARES SOLD EACH   TOTAL SHARES SOLD ON
                COVERED PERSON                                           TRADING DAY       ALL TRADING DAYS
          --------------------------------------------                ----------------   --------------------
          Bradley I. Abelow                                                  530                8,487
          Paul M. Achleitner                                               1,238               19,811
          Jonathan R. Aisbitt                                              2,745               43,916
          Armen A. Avanessians                                             1,250               20,000
          David Baum                                                         548                8,762
          Frank A. Bednarz                                                    33                  538
          Ron E. Beller                                                    1,156               18,505
          Lloyd C. Blankfein                                               3,059               48,956
          Peter L. Briger, Jr.                                             1,197               19,147
          Richard J. Bronks                                                  584                9,349
          Lawrence R. Buchalter                                              927               14,828
          Michael J. Carr                                                    690               11,045
          Christopher J. Carrera                                             578                9,260
          Mary Ann Casati                                                    411                6,583
          Zachariah Cobrinik                                                 947               15,162
          Abby Joseph Cohen                                                  357                5,716
          Gary D. Cohn                                                     1,520               24,313
          Christopher A. Cole                                                893               14,284
          Carlos A. Cordeiro                                               1,806               28,898
          Henry Cornell                                                    1,786               28,568
          Jon S. Corzine                                                   6,238               99,814
          Claudio Costamagna                                                 668               10,695
          Frank L. Coulson, Jr.                                            2,295               36,730
          Philip M. Darivoff                                                 459                7,338
          Timothy D. Dattels                                               1,097               17,557
          Gavyn Davies                                                     1,786               28,568
          David A. Dechman                                                   575                9,196
          Joseph Della Rosa                                                1,698               27,167
          Alexander C. Dibelius                                              144                2,317
          John O. Downing                                                  1,607               25,716
          Connie K. Duckworth                                              1,496               23,953
          C. Steven Duncker                                                  893               14,284
          Glenn P. Earle                                                   1,069               17,102
          Paul S. Efron                                                      591                9,447
          Aubrey Ellis, Jr.                                                   71                1,148
          J. Michael Evans                                                 2,491               39,863
          W. Mark Evans                                                    3,214               51,432
          Pieter Maarten Feenstra                                            609                9,755
          Lawton W. Fitt                                                     893               14,284
          David B. Ford                                                    2,314               37,038
          Edward C. Forst                                                    485                7,757
          Christopher G. French                                              597                9,549
          Richard A. Friedman                                              3,299               52,785
          Peter C. Gerhard                                                 1,792               28,681
          Joseph H. Gleberman                                              2,166               34,672
          Jeffrey B. Goldenberg                                              502                8,022
          Jacob D. Goldfield                                               1,914               30,638
          Geoffrey T. Grant                                                1,014               16,213
          Eric P. Grubman                                                  1,220               19,526
          Joseph D. Gutman                                                   536                8,568

                                                                      SHARES SOLD EACH   TOTAL SHARES SOLD ON
                COVERED PERSON                                           TRADING DAY       ALL TRADING DAYS
          --------------------------------------------                ----------------   --------------------
          Robert S. Harrison                                               1,199               19,178
          Thomas J. Healey                                                 1,814               29,024
          Sylvain M. Hefes*                                                2,416               38,658
          David L. Henle                                                     357                5,716
          Mary C. Henry                                                      893               14,284
          M. Roch Hillenbrand                                                536                8,568
          Jacquelyn M. Hoffman-Zehner                                        843               13,499
          Robert J. Hurst                                                  1,071               17,148
          Francis J. Ingrassia                                             1,308               20,926
          Timothy J. Ingrassia                                               357                5,716
          Reuben Jeffery III                                               2,177               34,846
          Stefan J. Jentzsch                                                 563                9,022
          Ann F. Kaplan                                                    2,024               32,397
          Barry A. Kaplan                                                    824               13,174
          Scott B. Kapnick                                                 2,013               32,211
          Robert J. Katz                                                   2,143               34,284
          Kevin W. Kennedy                                                 2,981               47,702
          Douglas W. Kimmelman                                               250                4,000
          Bradford C. Koenig                                               1,198               19,160
          Jonathan L. Kolatch                                              1,275               20,416
          David G. Lambert                                                   806               12,912
          Thomas D. Lasersohn                                                584                9,355
          Matthew G. L'Heureux                                               613                9,814
          Lawrence H. Linden                                               1,976               31,624
          Robert Litterman                                                 1,196               19,152
          Robert H. Litzenberger                                             362                5,793
          Jonathan M. Lopatin                                              1,110               17,772
          Michael R. Lynch                                                 2,500               40,000
          Peter G.C. Mallinson                                             1,996               31,955
          Arthur S. Margulis, Jr.                                            354                5,652
          Ronald G. Marks                                                    981               15,690
          Eff W. Martin                                                    2,392               38,273
          John P. McNulty                                                  3,256               52,099
          E. Scott Mead                                                    1,607               25,716
          Sanjeev K. Mehra                                                   657               10,525
          T. Willem Mesdag                                                 1,561               24,992
          Eric M. Mindich                                                  2,036               32,587
          Masanori Mochida                                                 2,766               44,252
          Karsten N. Moller                                                1,109               17,744
          Thomas K. Montag                                                 1,859               29,751
          Robert B. Morris III                                             2,149               34,390
          Sharmin Mossavar-Rahmani                                         2,294               36,720
          Edward A. Mule                                                   1,724               27,601
          Thomas S. Murphy, Jr.                                              421                6,729
          Philip D. Murphy                                                   714               11,432
          Avi M. Nash                                                        374                5,992
          Daniel M. Neidich                                                2,443               39,101
          Kipp M. Nelson                                                   1,142               18,266
          Robin Neustein                                                     446                7,148
          Michael E. Novogratz                                               519                8,310

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                      SHARES SOLD EACH   TOTAL SHARES SOLD ON
                COVERED PERSON                                           TRADING DAY       ALL TRADING DAYS
          --------------------------------------------                ----------------   --------------------
          Terence J. O'Neill                                               1,952               31,225
          Timothy J. O'Neill                                               2,286               36,568
          Donald C. Opatrny, Jr.                                           2,124               33,984
          Robert J. O'Shea                                                 1,848               29,583
          Greg M. Ostroff                                                    423                6,773
          Terence M. O'Toole                                               2,500               40,000
          Robert J. Pace                                                     440                7,033
          Scott M. Pinkus                                                  1,879               30,077
          Timothy C. Plaut                                                 1,277               20,427
          John J. Powers                                                   1,786               28,568
          Michael A. Price                                                   572                9,147
          Scott Prince                                                       494                7,898
          Stephen D. Quinn                                                 2,066               33,056
          Michael G. Rantz                                                 1,139               18,225
          Girish V. Reddy                                                    554                8,857
          Arthur J. Reimers III                                            1,399               22,378
          James P. Riley, Jr.                                              2,086               33,379
          Simon M. Robertson                                               1,654               26,469
          J. David Rogers                                                  2,261               36,178
          Emmanuel Roman                                                     593                9,483
          Ralph Rosenberg                                                    444                7,092
          Stuart M. Rothenberg                                             1,077               17,227
          Michael S. Rubinoff                                                583                9,334
          Richard M. Ruzika                                                  561                8,969
          Jeri Lynn Ryan                                                     328                5,253
          John C. Ryan                                                       643               10,284
          Michael D. Ryan                                                    357                5,716
          Richard A. Sapp                                                  2,857               45,716
          Joseph Sassoon                                                   1,837               29,402
          Tsutomu Sato                                                       730               11,695
          Muneer A. Satter                                                 1,038               16,622
          Jonathan S. Savitz                                                 354                5,660
          Peter Savitz                                                       949               15,175
          Howard B. Schiller                                               1,121               17,925
          Antoine Schwartz                                                   613                9,809
          Eric S. Schwartz                                                 2,023               32,379
          Charles B. Seelig, Jr.                                           1,786               28,568
          Steven M. Shafran                                                  856               13,702
          Richard G. Sherlund                                              1,341               21,472
          Michael S. Sherwood                                              1,914               30,626
          Howard A. Silverstein                                              714               11,432
          Dinakar Singh                                                      574                9,199
          Christian J. Siva-Jothy                                            589                9,432
          Cody J Smith                                                     1,299               20,783
          Jonathan S. Sobel                                                  573                9,176
          Marc A. Spilker                                                  1,047               16,758
          Daniel W. Stanton                                                1,428               22,864
          Esta E. Stecher                                                  1,324               21,193
          Cathrine S. Steck                                                  441                7,067
          Fredric E. Steck                                                   714               11,432
          Robert K. Steel                                                  3,571               57,148
          Gene T. Sykes                                                    1,428               22,864
          Mark R. Tercek                                                     951               15,216
          Donald F. Textor                                                 1,211               19,389

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                      SHARES SOLD EACH   TOTAL SHARES SOLD ON
                COVERED PERSON                                           TRADING DAY       ALL TRADING DAYS
          --------------------------------------------                ----------------   --------------------
          John R. Tormondsen                                                 893               14,284
          Leslie C. Tortora                                                2,230               35,695
          John L. Townsend III                                             1,076               17,230
          Byron D. Trott                                                     714               11,432
          Thomas E. Tuft                                                   2,507               40,130
          John E. Urban                                                      583                9,318
          Lee G. Vance                                                     1,478               23,642
          David A. Viniar                                                  2,500               40,000
          Thomas B. Walker III                                             2,719               43,517
          George H. Walker IV                                                539                8,624
          Patrick J. Ward                                                  3,480               55,701
          George W. Wellde, Jr.                                            1,428               22,864
          Anthony G. Williams                                              2,000               32,010
          Gary W. Williams                                                 1,607               25,716
          Jon Winkelried                                                   2,002               32,048
          Richard E. Witten                                                2,393               38,285
          Yasuyo Yamazaki                                                    679               10,879
          Danny O. Yee                                                     1,253               20,041
          Michael J. Zamkow                                                1,398               22,358
          Gregory H. Zehner                                                  871               13,936
          Joseph R. Zimmel                                                 2,657               42,514
          Barry L. Zubrow                                                  2,178               34,864
          Mark A. Zurack                                                   1,047               16,763

          TRUSTS
          The Guapulo Trust                                                1,272               20,361
          The Unicorn Trust                                                2,500               39,996

          PARTNERSHIPS
          Daniel G. Brennan Family Limited Partnership                       182                2,913
          The Rizner Family Limited Partnership                              272                4,359

          CORPORATIONS
          HJS2 Limited                                                       382                6,113
          Majix Limited                                                      786               12,568
          M.B. Turnbull Pty, Limited                                         614                9,824
          Melalula Limited                                                 2,198               35,160

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

Table II

          TRADING DAY                             PRICE PER SHARE
                       January 19, 2001              $109.31
                       January 22, 2001               113.46
                       January 23, 2001               115.24
                       January 24, 2001               117.47
                       January 25, 2001               115.30
                       January 26, 2001               113.36
                       January 29, 2001               116.21
                       January 30, 2001               117.17
                       January 31, 2001               117.03
                       February 1, 2001               116.75
                       February 2, 2001               115.63
                       February 5, 2001               112.37
                       February 6, 2001               110.33
                       February 7, 2001               106.57
                       February 8, 2001               106.47
                       February 9, 2001               105.73

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March __, 2001
                                          By:   /s/ Gregory K. Palm
                                             -----------------------------------
                                                Name: Gregory K. Palm
                                               Title: Attorney-in-Fact

                                  EXHIBIT INDEX


      Exhibit                      Description
      -------     --------------------------------------------------------------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Exhibit                      Description
      -------     --------------------------------------------------------------

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

         X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

       Exhibit                     Description
       -------    --------------------------------------------------------------

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).